Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

April 30, 2015

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Re:	Canadian Imperial Bank of Commerce

Registration Statement on Form F-3

Dear Sirs:

We have represented Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the issuance and delivery of (i) $1,475,000 aggregate principal amount of Autocallable Equity Linked Notes due April 30, 2018 Linked to Keurig Green Mountain, Inc. (the “GMCR Notes”), (ii) $542,000 aggregate principal amount of Autocallable Equity Linked Notes due April 30, 2018 Linked to Barrick Gold Corporation (the “ABX Notes”), (iii) $93,000 aggregate principal amount of Autocallable Equity Linked Notes due April 30, 2018 Linked to United States Steel Corporation (the “X Notes”) and (iv) $457,000 aggregate principal amount of Autocallable Equity Linked Notes due April 30, 2018 Linked to United Continental Holdings, Inc. (the “UAL Notes” and, together with the GMCR Notes, the ABX Notes and the X Notes, the “Notes”) each as described in the Pricing Supplement dated April 27, 2015 (the “Pricing Supplement”), related to the Prospectus Supplement dated September 25, 2012 and the Prospectus dated May 4, 2012 contained in or deemed to be part of the Registration Statement on Form F-3 (File No. 333-180771) of the Bank (the “Registration Statement”).

We hereby confirm to you that the statements of U.S. tax law set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the Pricing Supplement constitute a fair and accurate summary of the material United States tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Pricing Supplement.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

CIBC

April 30, 2015

We hereby consent to this filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

ESB:JJC